Exhibit 99.1

News Release

RSP Permian, Inc. Announces First Quarter Financial and Operating Results

Dallas, Texas — May 12, 2015 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced financial and operating results for the quarter ended March 31, 2015.  In addition, the Company filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 with the Securities and Exchange Commission (the “SEC”) and posted an updated quarterly presentation on its website at www.rsppermian.com.

Certain information presented in this release is on a pro forma basis, giving effect to the corporate reorganization and acquisitions effected in connection with the Company’s initial public offering (the “IPO”) completed on January 23, 2014, as if such transactions occurred on January 1, 2014, and adjusted to eliminate certain non-recurring expenses associated with the IPO, as further described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Form 10-K”).

First Quarter 2015 Highlights

•                  Production increased by 86% to 15.9 MBoe/d as compared to 1Q14

•                  Exit production rate was 17.7 MBoe/d, a 11% increase over 1Q15 average

•                  Adjusted EBITDAX increased by 45% to $59.8 million as compared to 1Q14

•                  Net loss of $1.0 million, or ($0.01) per diluted share.  Includes a $17.1 million non-cash loss on derivatives.  Adjusted net income, which does not include that item, was $10.0 million, or $0.13 per diluted share

•                  Completed eight operated horizontal wells (two Middle Spraberry, four Lower Spraberry, two Wolfcamp B) and three operated vertical wells

•                  Update on our previously released Spanish Trail 4817 three well pad, (Middle Spraberry, Lower Spraberry, Wolfcamp B), 7,400’ laterals, generated peak average 30-day IPs of 1,143 Boe/d

•                  Cross Bar Ranch 3025 two well pad (Middle Spraberry, Lower Spraberry), 9,400’ laterals, average 30-day IPs of 1,128 Boe/d

•                  Cross Bar Ranch 1811 two well pad (Middle Spraberry, Lower Spraberry), 7,350’ laterals, average 30-day IPs of 834 Boe/d, with rates continuing to increase

•                  Began completion operations on remaining 8 of 10 horizontal wells drilled in Johnson Ranch Wolfcamp A/B pilot across a 960 acre production unit

•                  Cash operating expenses decreased by 11% to $14.65 per Boe as compared to 1Q14

•                  Completed follow-on equity offering, selling 5.0 million primary shares, resulting in approximately $127.9 million of net proceeds to the Company.  In April 2015, the underwriter fully exercised its option to purchase an additional 0.75 million shares which provided additional proceeds of $19.2 million to RSP.

•                  Maintained a strong balance sheet with a 1.6x net debt/EBITDAX ratio and over $600 million of liquidity, including $500 million on an undrawn borrowing base. Effective May 1, 2015, the lenders under our revolving credit facility reaffirmed our $500 million borrowing base.

Steve Gray, Chief Executive Officer, commented, “In the fourth quarter of last year and continuing into the first quarter, we decided to defer many of our well completions to allow oilfield service costs to adjust to a lower oil price environment.  After well costs decreased from peak levels we experienced in the fourth quarter of last year, we resumed our completion operations late in the first quarter and brought on several prolific horizontal wells, which pushed our production exit rate in the quarter close to 18,000 Boe/d and it has continued to increase.  We expect to complete the remainder of our inventoried wells fairly evenly over the course of the year, enabling us to continue our considerable growth in 2015 as outlined in our previously released guidance. We are pleased with our recent strong well results and the returns we are generating at current oil prices, reduced service costs, and increased drilling and completion efficiencies.  If these conditions are maintained, we anticipate accelerating our drilling plans in the second half of 2015 from our currently planned activity levels.”

Summary Financial Results

	Actual Three Months Ended March 31,		Pro Forma Three Months Ended March 31,
	2015	2014	2014
	(In thousands, except for per share data)

Total Revenues	$51,375	$57,758	$62,744
Net Cash from Derivative Instruments	29,471	(606)	(606)
Adjusted Total Revenues	$80,846	$57,152	$62,138

Adjusted EBITDAX (1)	$59,809	$41,212	$48,483

Adjusted Net Income (1)	$10,030	$6,283	$16,813
Adjusted Net Income per Common Share - Diluted	$0.13	$0.10	$0.23

Net Income (loss)	$(1,024)	$(127,530)	$14,741
Net Income (loss) per Common Share - Diluted	$(0.01)	$(2.03)	$0.20

(1)         Adjusted EBITDAX and adjusted net income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and adjusted net income and a reconciliation of Adjusted EBITDAX and adjusted net income to net income, see “Use of Non-GAAP financial measures” and our annual and quarterly statements of operations at the end of this release.

For the quarter ended March 31, 2015, total revenues, excluding the revenue impact from realized derivative instruments, were $51.4 million, a decrease of 11% over the prior year quarter of $57.8 million.  Adjusted total revenues, including the net cash from derivative instruments, was $80.8 million, an increase of 41% over the prior year quarter of $57.2 million.  Adjusted EBITDAX for the first quarter was $59.8 million, an increase of 45% over the prior year quarter of $41.2 million.  Adjusted net income for the first quarter was $10.0 million, or $0.13 per diluted share, a 60% increase over the prior year quarter of $6.3 million.  Adjusted net income for the first quarter of 2015 and 2014 excluded an unrealized loss on derivative instruments of $17.1 million and $3.5 million, respectively.

Operational Update

At the beginning of 2015, the Company added a newly-built horizontal rig, bringing RSP’s total operated horizontal rig count to five.  During the quarter, the Company released one horizontal rig and one vertical rig, bringing the quarter end number of operated rigs to four horizontal rigs and one vertical rig.  RSP released the remaining vertical rig early in the second quarter. For the second half of 2015, RSP has budgeted to operate three horizontal rigs and no vertical rigs.  However, the Company is currently evaluating the potential to maintain a four horizontal rig program for the remainder of 2015.

During the first quarter of 2015, RSP drilled 14 operated horizontal wells and completed 8 operated horizontal wells.  RSP completed two wells targeting the Middle Spraberry, four wells targeting the Lower Spraberry, and two wells targeting the Wolfcamp B.  All 8 operated completions were in our Focus Area, defined as the adjacent counties of Midland, Martin, Andrews, Ector and Glasscock.  In addition, RSP participated in drilling 10 non-operated horizontal wells and completed 11 non-operated horizontal wells during the quarter.

In our vertical drilling program, RSP operated two vertical rigs for the majority of the quarter and drilled nine operated vertical wells and completed three operated vertical wells.  On a non-operated basis, RSP participated in the drilling of one vertical well and in the completion of two vertical wells.

At quarter-end, RSP had 16 operated horizontal wells and 15 operated vertical wells awaiting completion activities and 9 non-operated horizontal wells awaiting completion activities.

	1Q15 Wells		Waiting On
	Drilled	Completed	Completion

Operated Wells
Horizontal	14	8	16
Vertical	9	3	15

Non-Operated Wells
Horizontal	10	11	9
Vertical	1	2	—

RSP’s budgeted rigs per quarter for remainder of 2015:

	2Q15	3Q15		4Q15
Horizontal	4	3	*	3	*
Vertical	—	—		—

*RSP is evaluating the decision to maintain four horizontal rigs running for the remainder of 2015.

Quarterly Operational Results

	Three Months Ended March 31,
	2015	2014
Production data:
Oil (MBbls)	1,078	544
Natural gas (MMcf)	960	573
NGLs (MBbls)	197	133
Total (MBoe)	1,435	772
Average net daily production (Boe/d)	15,944	8,578
Average prices before effects of hedges (1) (2):
Oil (per Bbl)	$43.88	$94.60
Natural gas (per Mcf)	2.33	3.85
NGLs (per Bbl)	9.32	30.79
Total (per Boe)	$35.80	$74.82
Average realized prices after effects of hedges (1) (2):
Oil (per Bbl)	$71.22	$93.50
Natural gas (per Mcf)	2.33	3.85
NGLs (per Bbl)	9.32	30.79
Total (per Boe)	$56.34	$74.03
Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$8.20	$8.65
Gathering and transportation	0.58	0.49
Production and ad valorem taxes	2.92	5.02
Depreciation, depletion and amortization	21.95	21.19
General and administrative — recurring cash component	2.95	2.29
General and administrative — recurring stock comp (3)	1.17	0.38
General and administrative — IPO stock comp (4)	0.32	15.18
General and administrative — IPO cash bonuses (4)	—	4.19

(1)         Average prices shown in the table reflect prices both before and after the effects of our cash payments/receipts on our commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period, if applicable.

(2)         Average prices for oil are net of transportation costs. Average prices for natural gas do not include transportation costs; instead, transportation costs related to our gas production and sales are included in gathering and transportation which is included in lease operating expenses in our consolidated statements of operations. No transportation costs are associated with NGL production and sales.

(3)         Represents compensation expense related to restricted stock awards and performance share awards granted as part of the Company’s ongoing compensation and retention programs.

(4)         Includes compensation expense related to the successful completion of the Company’s IPO.  These costs include cash bonuses, one-time restricted stock awards, and expense related to performance units.

Production volumes for the quarter ended March 31, 2015 averaged 15,944 Boe/d or a total of 1,435 MBoe, an increase of 86% over prior year’s first quarter of 8,578 Boe/d.  Production for the first quarter of 2015 was comprised of 75% crude oil, 14% NGLs and 11% natural gas.  RSP’s average realized commodity price for the first quarter of 2015, before the effects of hedges, was $35.80. RSP’s average realized oil price for the first quarter of 2015, before the effects of hedges, was $43.88, a negative $4.75 differential compared to NYMEX WTI pricing for the same period, or 90% of NYMEX WTI pricing. RSP’s average realized natural gas price for the first quarter of 2015, before the effects of hedges, was $2.33, a negative $0.66 differential compared to NYMEX Henry Hub pricing for the same period, or 78% of NYMEX Henry Hub pricing.  Per unit cash operating expenses excluding interest expense but including lease operating expense, gathering and transportation, production and ad valorem taxes and recurring general and administrative expenses were $14.65 per Boe, a decrease of 11% from prior year’s comparable quarter.

Capital Expenditures

RSP’s capital expenditures for the quarter ended March 31, 2015 totaled $84.6 million which included approximately $78.4 million of drilling and completion and $6.2 million of infrastructure and other.  Of the total capital spent, approximately $7.4 million was on non-operated properties.

Liquidity Update

As of March 31, 2015, the Company had no borrowings on its revolving credit facility, which has a $500 million borrowing base, and had $103 million of cash on hand, for total liquidity available of $603 million.

Hedging

The Company has not entered into any new commodity price hedging contracts since the third quarter of 2014.  For 2015, the Company has hedges in place for 1,704,000 barrels of oil production at a blended floor of $86.26.

Description & Production Period	Volume (Bbls)	Weighted Average Floor price ($/Bbl) (1)	Weighted Average Ceiling price ($/Bbl) (1)	Weighted Average Swap price ($/Bbl) (1)
Crude Oil Swaps:
April 2015 - December 2015	90,000	—	—	$92.60

Crude Oil Collars:
April 2015 - December 2015	225,000	$85.00	$95.00	—
April 2015 - June 2015	120,000	$90.00	$96.00	—
April 2015 - December 2015	999,000	$85.86	$94.64	—
April 2015 - June 2015	90,000	$85.00	$93.67	—
July 2015 - September 2015	90,000	$85.00	$92.60	—
October 2015 - December 2015	90,000	$85.00	$92.33	—

(1)         The crude oil derivative contracts are settled based on the month’s average daily NYMEX price of West Texas Intermediate Light Sweet Crude.

First Quarter Earnings Release and Conference Call

RSP will host a conference call for investors at 9:00 a.m. Central Time on Wednesday, May 13, 2015 to discuss first quarter 2015 results.  Hosting the call will be Steve Gray, Chief Executive Officer, Zane Arrott, Chief Operating Officer and Scott McNeill, Chief Financial Officer.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13599596.  The replay will be available until May 31, 2015. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, Ector and Glasscock.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.”  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation.  Adjusted net income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation and adjusted income tax expense.

Management believes Adjusted EBITDAX and adjusted net income are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDAX and adjusted net income because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and adjusted net income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX and adjusted net income may not be comparable to other similarly titled measures of other companies.

The following statements of operations include a reconciliation of the non-GAAP financial measures of Adjusted EBITDAX and Adjusted Net Income to the GAAP financial measure of net income.

RSP Permian, Inc.

Quarterly Statements of Operations

(In thousands, except for per share data)

	Three Months Ended March 31,
	2015 Actual	2014 Actual	2014 Pro Forma
Revenues:
Oil sales	$47,305	$51,471	$55,930
Natural gas sales	2,233	2,206	2,397
NGL sales	1,837	4,081	4,417

Total revenues	$51,375	$57,758	$62,744

Net cash from derivative instruments	29,471	(606)	(606)

Adjusted Total Revenues	$80,846	$57,152	$62,138

Operating expenses:
Lease operating expenses	12,611	7,063	7,757
Production and ad valorem taxes	4,197	3,876	4,127
General and administrative expenses	4,229	5,001	1,771

Total operating costs and expenses	$21,037	$15,940	$13,655

Adjusted EBITDAX (2)	$59,809	$41,212	$48,483

Depreciation, depletion, and amortization	31,502	16,361	19,994
Asset retirement obligation accretion	84	29	38
Exploration	1,178	756	756
Interest expense	9,316	1,131	1,131
Stock-based compensation, net	2,142	12,015	294

Adjusted income before income taxes	$15,587	$10,920	$26,270

Adjusted income tax expense	5,557	4,637	9,457

Adjusted net income (2)	$10,030	$6,283	$16,813

Adjusted net income per common share - Basic	$0.13	$0.10	$0.23
Adjusted net income per common share - Diluted	$0.13	$0.10	$0.23

Other items included in income before taxes:
Non-cash (loss) on derivatives, net	$(17,141)	$(3,547)	$(3,547)
Other income	200	310	310

Income (loss) before income taxes	$(6,911)	$3,046	$13,576

Income tax (benefit) expense	$(5,887)	$130,576	$(1,165)

Net Income (loss)	$(1,024)	$(127,530)	$14,741

Net income (loss) per common share - Basic	$(0.01)	$(2.03)	$0.20
Net income (loss) per common share - Diluted	$(0.01)	$(2.03)	$0.20

Weighted Average Common Shares Outstanding:
Basic	78,190	62,904	72,500
Diluted	78,190	62,904	72,500

(1)         Information presented in this table reflects actual results of RSP and its predecessor.  The IPO and related transactions affect the comparability of each period presented in the table above.  2014 information represents information with respect to RSP’s predecessor for the first 22 days of 2014 plus that of RSP for the remainder of the year.

(2)         Adjusted EBITDAX and adjusted net income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and adjusted net income, see “Use of Non-GAAP Financial Measures” above.

Summary Balance Sheet

	March 31, 2015	December 31, 2014
	(in thousands)

Cash and cash equivalents	$102,782	$56,292
Other current assets	102,280	117,450
Total current assets	205,062	173,742
Property, plant and equipment, net	2,147,765	2,094,618
Other long-term assets	28,832	21,587
Total assets	$2,381,659	$2,289,947

Current liabilities	90,794	130,041
Long-term debt	500,000	500,000
Other long-term liabilities	337,829	334,135
Total stockholders’/members’ equity	1,453,036	1,325,771
Total liabilities and stockholders’/members’ equity	$2,381,659	$2,289,947

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.